UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2011

Annual General Meeting

Of Members and

Proxy Statement

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries.  Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains’ property and casualty insurance and reinsurance operations principally include: (1) OneBeacon Insurance Group, Ltd. (“OneBeacon” or “OB”), a 76%-owned Bermuda-based company which, through its U.S.-based subsidiaries, offers a wide range of specialty property and casualty insurance products through independent agencies, regional and national brokers, wholesalers and managing general agencies; (2) White Mountains Re Ltd. (“White Mountains Re” or “WMRe”), a wholly-owned Bermuda-based company, which provides insurance and reinsurance products for property, accident and health, aviation and space, trade credit, marine, casualty, agriculture and certain other exposures on a worldwide basis through its subsidiaries, Sirius International Insurance Corporation (“WMRe Sirius”) and White Mountains Reinsurance Company of America (“WMRe America”) and; (3) Esurance Holdings, Inc., which writes personal auto insurance directly to customers in 30 states through its website and over the phone and through select online agents, and Answer Financial, Inc., which is one of the largest  independent personal insurance agencies in the United States (collectively, “Esurance”).  White Mountains’ invested assets are managed by White Mountains Advisors LLC (“WM Advisors”), the Company’s wholly-owned investment management subsidiary.

The 2011 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2011 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 26, 2011

April 6, 2011

Notice is hereby given that the 2011 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 26, 2011 at 12:00 noon Atlantic Time at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  At this meeting you will be asked to consider and vote upon the following proposals:

1)           to elect three of the Company’s directors to Class Il with a new term ending in 2014;

2)           to elect the Board of Directors of Sirius International Insurance Corporation (“WMRe Sirius”), a wholly-owned reinsurance company organised under the laws of Sweden;

3)           to elect the Board of Directors of Scandinavian Reinsurance Company Ltd. (“Scan Re”), a wholly-owned reinsurance company organised under the laws of Bermuda;

4)           to elect the Board of Directors of White Mountains Re Bermuda Ltd. (“WMRe BDA”), a wholly-owned reinsurance company organised under the laws of Bermuda;

5)           to elect the Board of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a wholly-owned reinsurance company organised under the laws of Bermuda;

6)           to elect the Board of Directors of White Shoals Re Ltd. (“WSRe”), a wholly-owned reinsurance company organised under the laws of Bermuda;

7)           to elect the Board of Directors of any new non-United States operating subsidiary, as designated by the Company’s Board of Directors;

8)           to approve the advisory resolution on executive compensation;

9)           to advise on the frequency of future advisory votes on executive compensation; and

10)   to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2011.

The Company’s audited financial statements for the year ended December 31, 2010, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Members of record of common shares on the record date, Monday, March 28, 2011, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorised representative attend and vote at the meeting in person or by proxy.  A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 18, 2011 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jennifer L. Pitts
Corporate Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o Computershare, P.O. Box 8069, Edison, New Jersey, 08818-8069, in the envelope provided, whether or not they expect to attend the meeting. Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2011 Annual General Meeting of Members (the “2011 Annual Meeting”), to be held on Thursday, May 26, 2011 at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 18, 2011.

Holders of the Company’s common shares (“Members”), par value $1.00 per share, as of the close of business on Monday, March 28, 2011, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 38).  Every Member entitled to vote has the right to do so either in person or by one or more persons authorised by a written proxy executed by such Member and filed with the Corporate Secretary.  Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote.  If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 10 (the ratification of the selection of PwC as the Company’s auditor for 2011), you must  provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. Voting deadlines vary by institution.  Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares.  We hope you will exercise your rights and fully participate in your company’s future.

More Information Is Available

If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: www.sec.gov/investor/alerts/votingrules2010.htm  with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”).  Each Class serves a three-year term.

At the 2011 Annual General Meeting, Messrs. Raymond Barrette, Yves Brouillette and John Gillespie are nominated to be elected to Class II with a term ending in 2014.  Mr. George Gillespie, III will retire from the Board at the end of his current term on May 26, 2011.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2011 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I - Term ending in 2013
Morgan W. Davis	60	2006
Edith E. Holiday	59	2004
Lowndes A. Smith	71	2003
Class II - Term ending in 2011*
Raymond Barrette, Chairman	60	2006
Yves Brouillette	59	2007
George J. Gillespie, III**	80	1986
John D. Gillespie	52	1999
Class III - Term ending in 2012
Howard L. Clark, Jr.	67	1986
Robert P. Cochran	61	1994
A. Michael Frinquelli	69	2005
Allan L. Waters	53	2005

* Nominated to be elected at the 2011 Annual Meeting to Class II with a term ending in 2014.

**Mr. George Gillespie, III will retire from the Board effective May 26, 2011.

All three of the nominees for election at the 2011 Annual Meeting, Messrs. Barrette, Brouillette and John Gillespie, were previously elected by Members.

The Board believes its members should have a diversity of skills and experience and be willing to devote adequate time and effort to Board responsibilities.  In evaluating director candidates, the Nominating and Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business and industry, and ownership interest in the Company.  Key aspects of the directors’ experiences, qualifications and skills are included in their individual biographies.

Class I - Term Ending in 2013

Morgan W. Davis has been a director of the Company since 2006.  Mr. Davis was formerly a Managing Director of OneBeacon from 2001 to 2005 and served in a variety of capacities for White Mountains from 1994 to 2001.  Prior to joining the Company in 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company and INA/Cigna.  Mr. Davis also serves as a director of OneBeacon, Esurance, Answer Financial, Inc. and Montpelier Re Holdings.  Mr. Davis has extensive executive and board-level experience gained over the course of his almost forty year career in the property and casualty insurance industry.

Edith E. Holiday has been a director of the Company since 2004.  Ms. Holiday formerly served as Operating Trustee for TWE Holdings I and II Trusts from 2002 to 2007.  Ms. Holiday was also the President, Secretary and Treasurer of Comcast TW Holdings, Inc. from 2006-2007.  From 1990 to 1993 Ms. Holiday served as Assistant to the President of the United States and Secretary of the Cabinet.  From 1989 to 1990 she was General Counsel to the United States Treasury Department. Ms. Holiday also holds directorships at Hess Corporation (since 1993), Canadian National Railway Company (since 2001), H. J. Heinz Company (since 1994) and RTI International Metals, Inc. (since 1999) and is a director or trustee of 41 investment companies in the Franklin Templeton Group of Mutual Funds (since 1996).  Ms. Holiday has extensive board-level experience across diverse industries and significant experience with the U.S. Federal government.

Lowndes A. Smith has been a director of the Company since 2003.  Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001.  Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc., (“The Hartford”) (1989-2001) and President and CEO of Hartford Life Insurance Company (1989-2001).  Mr. Smith also serves as Chairman of the Board of OneBeacon, and of Symetra Financial Corporation.  Mr. Smith is a director of 84 investment companies in the mutual funds of The Hartford (since 1990).  Mr. Smith has more than 40 years of experience in the insurance industry and broad management and financial experience.

Class II - Term Ending in 2011 (up for re-election)

Raymond Barrette has served as Chairman and CEO of the Company since January 2007 and has been a director since August 2006.  He previously served as a director of the Company (2000-2005), as President and CEO of the Company (2003-2005), as CEO of OneBeacon (2001-2002), as President of the Company (2000-2001) and as Executive Vice President and Chief Financial Officer of the Company (1997-2000).  Prior to joining the Company in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company.  Mr. Barrette is also Chairman of White Mountains Re and Esurance and a director of OneBeacon.  Additionally, Mr. Barrette served as a director for Montpelier Re Holdings, Ltd. (2001-2007).  Mr. Barrette is an actuary and has significant experience in all facets of the property and casualty insurance industry.

Yves Brouillette has been a director of the Company since 2007.  He has been the President of Beluca Investment, Inc. since 2005.  Previously, Mr. Brouillette had been with ING since 1989, serving in many leadership positions at ING companies, including most recently as the CEO for ING Latin America operations in Mexico, Brazil, Chile and Peru (2002-2005).  Mr. Brouillette is a director of Intact Financial Corporation (formerly ING Canada) and was its Chairman of the Board (2003-2007). Mr. Brouillette is an actuary and has over 30 years experience in the property and casualty insurance industry in North and South America.

John D. Gillespie has been a director of the Company since 1999. Mr. Gillespie is the founder and Managing Member of Prospector Partners, LLC (“Prospector”) and has been the Chairman and President of Prospector Funds, Inc. since 2007 and a Director of Prospector Offshore Fund (Bermuda) Ltd. since 1997.  Mr. Gillespie served as Chairman and President of WM Advisors (2003-2005), as a Managing Director of OneBeacon (2001-2003) and was a director of Symetra Financial Corporation (2004-2007).  Mr. Gillespie also served as a director for Montpelier Re (2004-2005). Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc.  Mr. Gillespie’s father, George J. Gillespie, III, is also a director of the Company.  Mr. Gillespie possesses extensive financial and investment experience.

Class III - Term Ending in 2012

Howard L. Clark, Jr. was a director of the Company (1986-1990), an advisor to the Board (1990-1993), and was re-elected as a director in 1993.  Mr. Clark has served as Vice Chairman at Barclays Capital, Inc. (“Barclays”) since 2008.  Prior to joining Barclays, Mr. Clark was Vice Chairman of Lehman Brothers, Inc. (“Lehman”), the broker/dealer subsidiary of Lehman Brothers Holdings (1993-2008), and Chairman and CEO of Shearson Lehman Brothers Holdings Inc. (1990-1993).  Previously, Mr. Clark was Executive Vice President and Chief Financial Officer of the American Express Company.  He is also a director of United Rentals, Inc., Walter Industries, Inc. and Mueller Water Products, Inc. Mr. Clark has extensive board-level experience across diverse industries and extensive executive experience in the financial services industry.

Robert P. Cochran has been a director of the Company since 1994 and serves as its Deputy Chairman.  Mr. Cochran is a founding principal of Financial Security Assurance Holdings, Ltd. (“FSA”) and, until his retirement from FSA in July 2009, served as FSA’s CEO from 1990 and as its Chairman and CEO from 1997. Mr. Cochran possesses a broad background of insurance industry management, financial analysis, compensation philosophy and strategy experience.

A. Michael Frinquelli has been a director of the Company since June 2005.  Mr. Frinquelli is co-founder and Manager of Renaissance Fund Advisors, Inc.  Until 2004, Mr. Frinquelli was a general partner of Renaissance Executive Partners, which he co-founded in April 1997. Prior to that, he was a managing director at Merrill Lynch and a managing director at Salomon Brothers.  Mr. Frinquelli also served as a director for Primus Financial Products, LLC, a wholly-owned subsidiary of Primus Guaranty, Ltd. from 2004 until 2010.  Mr. Frinquelli has extensive insurance industry expertise, serving as an insurance industry equity analyst for 33 years.

Allan L. Waters was appointed President and CEO of White Mountains Re in March 2007.  He served as a director of the Company from 2003 to 2004 and was re-elected a director in 2005.  Mr. Waters was the founder and Managing Member of Mulherrin Capital Advisors, LLC, (1998-2007).  Mr. Waters formerly served as Senior Vice President and Chief Financial Officer of the Company (1993-1997), as Vice President and Controller (1990-1993), as Vice President of Finance (1987-1990) and as Assistant Vice President of Finance (1985-1987).  Mr. Waters possesses long-term knowledge of the Company and has significant executive and board-level experience in the property and casualty industry.

CORPORATE GOVERNANCE

Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s Members.  The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2010.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at our website, www.whitemountains.com. These documents are available in print, free of charge, to any Member upon request.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management. The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its Members.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Mr. Barrette serves as Chairman of the Board and as CEO of the Company.  The Board believes that the most effective leadership structure for the Company at the present time is for Mr. Barrette to serve in both roles.  As CEO, Mr. Barrette is effective at overseeing the complex, decentralized operations of the Company.  By virtue of his broad knowledge of the insurance industry and his long experience and track record with the Company, the Board believes Mr. Barrette is best suited to preside over the Board and set its agendas. The Board is composed of directors that, together, are knowledgeable and experienced in all aspects of the Company’s business, and the Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

Mr. Cochran, an independent director, serves as Deputy Chairman of the Board.  At most regularly quarterly meetings of the Board, Mr. Cochran presides over a separate session of non-management directors without Company management present.

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual.  Those directors determined to be independent are Messrs. Brouillette, Clark, Cochran, Frinquelli and Smith and Ms. Holiday.  For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company.  The Company does not apply categorical standards as a basis for determining director independence.  Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no relationships (other than being directors or shareholders) with Messrs. Brouillette, Cochran, Frinquelli and Smith or Ms. Holiday.  The Board notes a relationship with Mr. Clark, as disclosed herein under “Transactions with Related Persons, Promoters and Certain Control Persons”, that it concluded is immaterial and does not impair his independence.  In making its independence determinations, the Board considers all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors. Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.  The Board concluded that Mr. Clark’s relationship does not impair his independence.

Board Meetings and Committees; Annual Meeting Attendance

During 2010, the following meetings of the Board were held: four meetings of the full Board, eight meetings of the Audit Committee, four meetings of the Compensation Committee, two meetings of the Nominating and Governance Committee, and one meeting of the Finance Committee.  During 2010, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served. It is WTM practice that all directors are invited to and generally attend all Committee meetings.  In addition, each Committee Chair provides regular updates to the Board regarding Committee activities.

Directors are encouraged, but are not required, to attend annual meetings.  All of the Company’s directors were in attendance at the 2010 Annual General Meeting, which was held on May 26, 2010.

Committees of the Board

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters and (4) oversee the evaluation of the Board and management.

The Nominating and Governance Committee is currently comprised of Messrs. Clark (as Chairman), Brouillette and Cochran and Ms. Holiday.  The Board has determined that each current member of the Nominating and Governance Committee satisfies applicable NYSE requirements.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com  The Nominating and Governance Committee Charter is available in print, free of charge, to any Member upon request.

General Criteria and Process for Selection of Director Candidates.  In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors.  Under its charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business or industry and ownership interest in the Company.  In selecting director candidates, the Company seeks a diversity of skills and experience, but does not affirmatively seek diversity based on race, gender, or national origin.  Directors must be willing to devote adequate time and effort to Board responsibilities.  As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members.  The Company has not adopted a specific policy regarding consideration of director candidates from Members.  Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement.  The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting.  In addition, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates.  Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a “Qualified Member”).  A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members.  Each such notice shall set forth:  (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist Board oversight of: the integrity of the Company’s financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof and (4) prepare the Audit Committee Report (which appears on page 32).  In addition, with respect to risk management, the Committee discusses with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee is comprised of Messrs. Smith (as Chairman), Brouillette and Frinquelli and Ms. Holiday. The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com.  The Audit Committee Charter is available in print, free of charge, to any Member upon request.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s compensation plans (and, to the extent the Compensation Committee deems appropriate, the plans of the Company’s major subsidiaries), in particular the incentive compensation and equity-based plans and (4) review and discuss the Compensation Discussion and Analysis with management and prepare the Compensation Committee Report (which appears on page 20).

The Compensation Committee is currently comprised of Messrs. Cochran (as Chairman), Frinquelli and Smith and Ms. Holiday. The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com.  The Compensation Committee Charter is available in print, free of charge, to any Member upon request.

Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of White Mountains.

Finance Committee

The primary purposes of the Finance Committee are to: (1) formulate and approve the Company’s (including OneBeacon’s) investment policy and investment guidelines; (2) review the performance and asset allocation of the Company’s (including OneBeacon’s) investment portfolio on a regular basis and (3) monitor the capital, debt, and corporate structure of the Company (including OneBeacon) and, in coordination with the Audit Committee, review the adequacy of management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance. The Finance Committee is currently comprised of Messrs. Frinquelli (as Chairman), Barrette, Brouillette, John Gillespie and Smith.

Risk Oversight

The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management.  The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks.  The Board also discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk.

The Board’s committees are assigned oversight responsibility for particular areas of risk.  For example, the Audit Committee receives a report, at least annually, on company-wide risks which encompass operational, financial, legal, compliance and reputational risks.  The Compensation Committee oversees risk related to executive compensation plans and implementation.  The Finance Committee oversees the risks related to managing the Company’s investment portfolio.

Shareholder Communications

Members, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 38).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of April 4, 2011, there were 7,973,934 common shares outstanding.  Members of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)                  all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)                  all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Member which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors.  “Byrne Entity” means Mr. Byrne and any foundation or trust established by any associate or affiliate of him (or any group of which he is a part), as defined under Section 13(d) of the Exchange Act.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions.  Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of April 4, 2011, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

Franklin Mutual Advisers, LLC 101 JFK Parkway, Short Hills, NJ 07078	1,780,026	(a)	22.3%
Raymond Barrette 80 South Main Street, Hanover, NH 03755	927,287	(b)	11.6%
Jack Byrne P.O. Box 599, Etna, NH 03750	749,238	(c)	9.4%

(a)         Franklin Mutual Advisers, LLC (“Franklin”) has advised the Company that the common shares it is reported to beneficially own were acquired for investment purposes on behalf of client investment advisory accounts.

(b)         Of the 927,287 common shares which are beneficially owned by Mr. Barrette, (1) 701,717 represent common shares for which full proxy to vote was granted to Mr. Barrette in January 2007 by Mr. Byrne - see note (c) below, (2) 22,000 represent unvested restricted shares granted to Mr. Barrette by the Company in January 2007, (3) 125,000 represent vested but unexercised stock options and (4) 2,224 represent shares owned by a charitable organization in which Mr. Barrette has no pecuniary interest but over which Mr. Barrette has voting and dispositive power. The remaining shares represent common shares over which Mr. Barrette or his wife have both voting and dispositive power.

(c)          Mr. Byrne has, or shares with his spouse, dispositive power over a total of 749,238 common shares of which 43,814 common shares are owned by trusts and charitable foundations in which Mr. Byrne has no pecuniary interest and an additional 3,707 shares are shares in a trust in which Mr. Byrne retains a pecuniary interest.

Security Ownership of Management

The following table sets forth, as of April 4, 2011, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 21) and all other executive officers as a group:

	Amount of Ownership

Name of Beneficial Owner	Beneficially (a)		Economically (b)

Raymond Barrette	927,287	(c)	223,346

Yves Brouillette	3,735		3,735
Reid T. Campbell	15,954		28,654
Howard L. Clark, Jr.	1,200		1,404
Robert P. Cochran	7,845		7,845
Morgan W. Davis	21,183		21,183
David T. Foy	17,444		36,544
A. Michael Frinquelli	1,101		1,101
George J. Gillespie, III	1,400		1,400
John D. Gillespie	52,090	(d)	80,590
Edith E. Holiday	602		602
T. Michael Miller	5		5
Lowndes A. Smith	1,402		1,402
Allan L. Waters	7,967		15,842

All directors, Named Executive Officers and all other executive officers as a group (18 persons)	1,084,892		480,141

(a)        The common shares shown as beneficially owned by (1) Mr. Barrette and (2) all directors, Named Executive Officers and all other executive officers as a group represent 11.6% and 13.6% of the total common shares outstanding at April 4, 2011, respectively.  No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) of the Exchange Act.  As security for loans totaling $605,000, Mr. Barrette has pledged the assets of certain brokerage accounts which, as of April 4, 2011, contained 23,105 common shares.

(b)        Common shares shown as economically owned (1) include common shares beneficially owned, target unearned performance share awards and deferred compensation phantom share balances, (2) exclude, in the case of Mr. Barrette, common shares in which he has no pecuniary interest and (3) include, in the case of Mr. John Gillespie, performance shares granted to Prospector, of which Mr. Gillespie is the Managing Member.

(c)         Of the 927,287 common shares which are beneficially owned by Mr. Barrette, (1) 701,717 represent common shares for which full proxy to vote was granted to Mr. Barrette in January 2007 by Mr. Byrne - see “Security Ownership of Certain Beneficial Owners”, (2) 22,000 represent unvested restricted shares granted to Mr. Barrette by the Company in January 2007, (3) 125,000 represent vested but unexercised stock options and (4) 2,224 represent common shares owned by a charitable organization in which Mr. Barrette has no pecuniary interest but over which Mr. Barrette retains both voting and dispositive power. The remaining shares represent common shares over which Mr. Barrette or his wife has both voting and dispositive power.

(d)        Includes 50,000 common shares owned by various funds of Prospector in which Mr. Gillespie is either general manager or investment manager; Mr. Gillespie’s pecuniary interest in such shares is limited to his economic interests in the Prospector funds.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our executive compensation policies are designed with the primary goal of maximizing shareholder value over long periods of time.  We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders and encourages appropriate risk taking.  We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits).  To that end, the Compensation Committee (the “Committee”) has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

We generally have structured our long-term incentive compensation as performance shares, restricted shares or performance units.  At our parent company, long-term incentive compensation is typically in the form of WTM performance shares and restricted shares, which reward company-wide performance.  The number of WTM common shares earned from a grant of performance shares, which can be from 0x to 2x the target number granted, is tied to our after-tax annual growth in intrinsic business value per share (as defined by the Committee) over the performance cycle.  Performance shares, restricted shares and/or performance units are typically granted annually, and performance is tied to a three-year period.

Typically, we have set the performance target for a 100% payout of WTM performance shares at roughly 700 basis points above the risk-free rate, a level consistent with the risk premium that the market has demanded for investing in equities.  To establish the risk-free rate, the Committee typically looks to the yield on the 10-year treasury at the beginning of the performance cycle.  In general, no shares are earned if annual growth in intrinsic business value per share is less than the risk-free rate and 200% are earned if performance is 1,400 basis points above the risk-free rate.  We use linear interpolation to determine the payout percentage for results in between.

Under our performance share system, at any given time an executive usually has three overlapping performance cycles running.  This approach avoids cliffs that could foster a short-term outlook and also serves as an effective retention tool.  Based on the Company’s poor performance in 2008, no WTM performance shares were earned for the 2006-2008, 2007-2009 or 2008-2010 cycles.  To reflect the loss of retention incentives for key employees during this time, at its February 2009 meeting, the Committee determined to bridge the gap to the next potential long-term incentive payout in early 2012 by issuing restricted common shares to selected executives other than Ray Barrette that vested at the end of 2010. Subsequently, the Committee decided to structure a portion of new long-term incentive grants as restricted shares to temper the effect of extreme events, good or bad.  The Committee believes that the mix of long-term instruments that have been granted in the current running performance cycles of 2009-2011, 2010-2012 and 2011-2013 provide appropriate retention incentives.

In the case of our Chairman & CEO, Mr. Barrette, to induce him to rejoin the Company and to incent him as an owner, in January 2007 he was granted a package of 200,000 out of the money, escalating strike price options and 35,000 restricted shares, each of which vests in annual installments over five years.  Mr. Barrette also received a tranche of 15,000 restricted shares that were structured to vest in the event of a change in control prior to January 20, 2012. As discussed below under “Compensation for 2010—Long-Term Incentive Compensation—CEO”, last year shareholders approved modifications to Mr. Barrette’s options and, in conjunction with those changes, the Compensation Committee amended the vesting terms of the tranche of 15,000 restricted shares so that those shares time vest in three equal annual installments beginning on January 20, 2013.  Mr. Barrette does not receive other long-term incentive grants.

Since OneBeacon’s initial public offering in November 2006, its long-term compensation had been structured primarily in the form of OneBeacon performance shares, which reward OneBeacon’s overall performance.  Beginning with the 2009-2011 performance cycle, OneBeacon’s long-term incentives were re-designed with the CEO and CFO receiving half in the form of performance units that are tied to underwriting performance and half in OneBeacon performance shares.  Other OneBeacon executives receive a greater proportion or all of their long-term incentives in performance units, or in long-term cash awards that are tied to the results of their individual business units. The number of OneBeacon common shares earned from a performance share grant, which can be from 0x to 2x the target number granted, is tied to OneBeacon’s after-tax annual growth in book value per share over the performance cycle.  The payout earned from a OneBeacon performance unit grant, which also can be from 0x to 2x the target number granted, is tied to OneBeacon’s combined ratio over the performance cycle.

At our major non-public operating subsidiaries, White Mountains Re and Esurance, long-term incentive compensation is typically in the form of performance units.  Performance units reward the performance of the particular operating group.  The number of units earned at the end of the performance cycle is tied to those elements of performance for which the operating group’s management has primary responsibility.  As an example, because the parent company keeps responsibility for investing the assets of our non-public operating subsidiaries, in calculating performance the operating subsidiaries are credited with a “standard” return on their investible assets.  At WMRe, the number of units earned can be from 0x to 2x the target number granted.  At Esurance, the number of performance units that are earned is calculated such that 10% of the value added over the risk-free hurdle is shared with Esurance management (assuming no forfeitures). In addition, for the most senior non-public operating group executives, including our Named Executive Officers at our wholly owned operating companies, in order to better align their interests with those of our shareholders, we typically denominate a portion of their long-term incentives in WTM performance shares.

In our long-term incentive compensation programs, we target sharing with management an aggregate of 13% to 17% of the value added above a risk-free return on our shareholders’ equity.  We take this approach because producing a rate of return equal to a risk free rate does not add value to the capital owners put in the business–our shareholders would be better off putting their money in U.S. treasuries and avoiding entirely the risk of owning a portion of a business.  We target sharing 13% to 17% because we compete for talent and investment opportunities where such sharing is common and because we believe that this is a fair sharing of value between owners who put their capital at risk and employees who dedicate their time and talent. In addition, as an additional guideline, we generally limit annual share grants to less than 1% of the Company’s outstanding shares.

Each year, the Committee compares the originally targeted sharing percentage to the actual sharing percentage that resulted from the most recently completed performance cycle.  In addition, when making new grants, the Committee assesses the impact of different performance scenarios on the potential sharing percentage.  Further, in order to test our beliefs about the size of the awards we make and their variability, annually the Committee has reviewed and considered a systematic analysis prepared by management of the public disclosures about compensation made by other property and casualty insurers and reinsurers and of the amount and variability of compensation at those companies at differing levels of performance.  These analyses have supported the Committee’s view that our compensation programs are appropriately sized and more variable than most other insurers and reinsurers, have fewer fixed elements of compensation and perquisites and do not lead to significant rewards for poor performance as can happen with long-term options granted with a fixed exercise price equal to the market price on the date of grant.

The Committee believes that the compensation structures that have been developed for the Company and its subsidiaries closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking. In the case of WMRe, given its exposure to catastrophic events, beginning in 2008 we implemented a catastrophe spreading mechanism with respect to both its performance units and annual bonus.  This mechanism ensures that WMRe is charged with at least 50% of its expected annual catastrophe losses whether or not any catastrophe losses are actually incurred.  Through this mechanism and WMRe’s management of its aggregate exposure to very large catastrophic events through its maximum net financial impact underwriting limit, the Company’s management and the Committee believe that WMRe’s incentive plans are appropriate and do not encourage excessive risk taking.

Our Compensation Process

The Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million.  Our CEO annually presents the Committee with his evaluation of our executives, their individual performances, responsibilities and the contributions they made to the Company’s accomplishments over the past year as well as over the last long-term incentive plan cycle and his expectations for the future and succession plans.  In connection with this evaluation, the CEO presents the Committee with his recommendations for establishing the compensation for these executives for its consideration.  The Committee assesses the performance, responsibilities and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the Committee each year (typically late February) following the availability of financial results for the prior year.  This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle.  Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Following the OneBeacon initial public offering (the “OB IPO”) in November 2006, the Committee determined that it would fully delegate to the OneBeacon Compensation Committee (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers of the Company.  Accordingly, compensation actions for OneBeacon personnel following the date of the OB IPO (including new annual and long-term incentives and approval of payouts on existing annual and long-term incentives) have been taken by the OneBeacon Committee (which is currently comprised of Lowndes Smith (Chair), Lois Grady and Kent Urness, who are independent directors of OneBeacon, and Mr. Barrette) and, to the extent necessary to comply with applicable regulations, a subcommittee that excludes Mr. Barrette.

Compensation for 2010

The principal elements of compensation for our executives are long-term incentive compensation, base salary, and annual incentive bonuses.

Long-Term Incentive Compensation

CEO.  In late 2009 and early 2010, the Committee reviewed Mr. Barrette’s compensation and the incentives created by his options.  Given that the options were deeply out of the money and subject to continuing exercise price increases, the Committee determined that the existing incentives were no longer appropriate for performance and retention purposes. Mr. Barrette and the Committee agreed to amend the terms of the options, subject to the approval of the Company’s shareholders, which was received at the May 2010 annual general meeting.  The amendments to the options were as follows:

•                 Extend the term by three years to January 20, 2017

•                 Freeze the exercise price at $742, the exercise price on February 24, 2010, which was more than double stock price at the time

•                 Extinguish 75,000 of the 200,000 options

•                 Limit the potential in-the-money value of the options in excess of $100 million to 50% of the amount in excess of $100 million (for the options to be worth in excess of $100 million, the share price will need to be in excess of $1,540 by January 20, 2017)

In conjunction with the amendment of the option terms, the Committee also amended the vesting terms of the tranche of 15,000 restricted shares that were to vest if there was a change in control prior to January 20, 2012 so that those shares time vest in three equal annual installments beginning on January 20, 2013.

As of the end of 2010, 120,000 of the 125,000 outstanding options had vested, and 28,000 of the 50,000 restricted shares had vested.

Named Executive Officers.  In the case of Messrs. Foy, Campbell and Waters, in determining the amount of new long-term incentive compensation grants for 2010, the Committee assessed each executive’s scope of authority and ability to impact the success of the Company.  Based on the Committee’s general experience and the recommendation of the CEO, the Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.  In addition, after reflecting on the impact of the financial crisis on past grants of long-term incentives, the Committee structured a portion of the incentives as restricted shares to temper the effect of extreme events, good or bad, and to have a more robust retention tool.  Mr. Miller’s level of compensation was established by the OneBeacon Committee.

For each recipient of a WTM performance share grant for the 2010-2012 performance cycle, the Committee established 11% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares.  Annual growth of 4% or less would result in a payout of 0% and annual growth of 18% or more would result in a payout of 200%. The targets were consistent with the Company’s compensation philosophy described above as the yield on the 10-year treasury at the beginning of 2010 was 3.85%.  To measure growth in intrinsic business value per share, the Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends.

In total, the WTM performance share and restricted share grants made to all employees of the Company for the 2010-2012 performance cycle totaled approximately 0.7% of the then outstanding shares, within the Committee’s 1% guideline.

David Foy.  Mr. Foy has been the CFO of the Company since 2003.  Based on the Company’s performance over the 2008-2010 performance cycle, there was no payout of WTM performance shares.  Mr. Foy had 9,000 restricted shares that vested in 2010.

For the performance cycle from 2010-2012, Mr. Foy was granted 5,850 WTM performance shares and 3,150 restricted shares.  The grant date value was approximately $3.1 million. The number of performance shares that will be earned will be determined after the end of 2012 based on the Company’s performance over the cycle compared to the target described above. The restricted shares will vest on December 31, 2012, subject to Mr. Foy’s continued employment.

Reid Campbell.  Mr. Campbell has been a Managing Director of White Mountains Capital since 2004 and has served in a variety of financial management positions with White Mountains since 1994.  Based on the Company’s performance over the 2008-2010 performance cycle, there was no payout of WTM performance shares.  Mr. Campbell had 7,500 restricted shares that vested in 2010.

For the performance cycle from 2010-2012, Mr. Campbell was granted 3,900 WTM performance shares and 2,100 restricted shares.  The grant date value was approximately $2.0 million. The number of performance shares that will be earned will be determined after the end of 2012 based on the Company’s performance over the cycle compared to the target described above. The restricted shares will vest on December 31, 2012, subject to Mr. Campbell’s continued employment.

Allan Waters.  Mr. Waters has been the CEO of White Mountains Re since 2007.  In addition, from time to time Mr. Waters takes on responsibility for certain projects at the Company.  Based on the Company’s performance over the 2008-2010 performance cycle, there was no payout of WTM performance shares.  Mr. Waters had 1,200 restricted shares that vested in 2010.  The payout of Mr. Waters’ WMRe performance units is calculated excluding any net adverse reserve development through the end of 2008 on reserves relating to business written in 2006 and prior.  As a result, based on WMRe’s performance for the 2008-2010 performance cycle excluding net adverse development on old reserves, which was an annualized after-tax, levered underwriting return on deployed capital (“UROC”) of 13.2%, Mr. Waters received a payout of 117% of the WMRe units granted to him for the 2008-2010 cycle at a value of $1,451 per unit, which equaled approximately $4.4 million.

For the performance cycle from 2010-2012, Mr. Waters was granted 2,560 WMRe performance units, 2,275 WTM performance shares and 1,225 restricted shares.  The grant date value was approximately $3.8 million.  The performance target for the WMRe units is an annual 12% UROC, with a UROC of 5% or less resulting on no payout and a UROC of 19% or more resulting in a 200% payout.  The number of performance shares and units that will be earned will be determined after the end of 2012 based, respectively, on the Company’s and WMRe’s performance over the cycle compared to the targets described above.  The restricted shares will vest on December 31, 2012, subject to Mr. Waters’ continued employment.

T. Michael Miller.  Mr. Miller has been the CEO of OneBeacon since 2005.  For the 2008-2010 OneBeacon performance share cycle, Mr. Miller received a total combined payout of $3.0 million from the OneBeacon performance shares he had been granted and a cash retention award that was put in place following the financial crisis in 2008/2009.  The payout of Mr. Miller’s OneBeacon performance shares was tied to weighted average annual growth in intrinsic business value per share (“OB GIBVPS”).  This was calculated as the average of annual growth in adjusted book value per share and underwriting return on equity.  Based on a weighted average OB GIBVPS of 8.8% over the cycle, the OneBeacon Committee approved a payout of 68.5% of the OneBeacon performance shares originally granted.  This resulted in a payout of approximately $2.3 million to Mr. Miller.  In addition, Mr. Miller had a $3 million retention award that vested in February 2011 which was reduced to $0.7 million in order to offset the $2.3 million paid to him for the 2008-2010 OneBeacon performance share cycle.

For the performance cycle from 2010-2012, the OneBeacon Committee granted Mr. Miller 25,000 OneBeacon performance units and 107,481 OneBeacon performance shares.  The grant date value was approximately $4.1 million. The number of performance units and performance shares that will be earned will be determined after the end of 2012 based on OneBeacon’s performance over the cycle compared to the targets described below.  The performance target for the performance units is 95% average adjusted combined ratio, with a combined ratio of 99% or more resulting in no payout and a combined ratio of 91% or less resulting in a 200% payout.  The OneBeacon performance units have a fixed value of $100 per unit.  For the performance shares, the OneBeacon Committee set 12% annual growth in book value per share as target performance, with a range of 5% to 19%.

Base Salary

We pay our executive officers salaries that we believe to be below-market. In 2008, we limited base salaries to a maximum of $500,000, which was the salary each of our Named Executive Officers received, other than Mr. Campbell, who received a salary of $450,000.  No changes to base salaries of the Named Executive Officers have been made since that time.

Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers.  Each Named Executive Officer participates in the annual bonus pool of his respective business unit.  The aggregate bonus pool size for each business unit could range from 0% to 200% of target, depending upon performance.  Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual. Typically, the head of a business unit receives the average bonus percentage applicable to his business unit.

For the Named Executive Officers at the WTM level (Messrs. Barrette, Foy and Campbell), the Committee established target annual bonuses of 75% of salary for 2010.  The Committee reduced the target amount of the long-term incentive compensation grants for Messrs. Foy and Campbell for the 2010-2012 performance cycle by the amount of the increase in their target annual bonus compared to the 50% target in 2008.  The Committee took this action to moderately increase the percentage of total compensation provided by annual incentives.  However, the bulk of each Named Executive Officer’s compensation remains based on the long-term performance of the Company.

For Messrs. Barrette, Foy and Campbell, their annual incentive bonuses are designed to reward company-wide performance.  Based on the Company’s performance in 2010, the Committee awarded a bonus pool of 65% of target taking into account the Company’s 6% growth in adjusted book value per share, 7% growth in economic value per share, and its performance in achieving qualitative objectives over the course of the year.  These qualitative objectives included pursuing appropriate investment opportunities, completing the transition of OneBeacon into a specialty company, maintaining a disciplined reinsurance operation, regaining growth momentum at Esurance, optimizing the runoff of Life Re, and pursuing opportunities while maintaining financial flexibility.  Messrs. Barrette, Foy and Campbell received bonuses of $243,750, $232,500 and $210,000, which represented 65%, 62% and 62% of target.

For our operating subsidiaries (including for our Named Executive Officers at operating subsidiaries), we design our annual incentives to reward performance of the applicable subsidiary operating group.  Messrs. Waters and Miller, who participate in the WMRe and OneBeacon bonus pools, respectively, have annual bonus targets equal to 50% and 75% of base salary.

For White Mountains Re, including for Mr. Waters, the performance objective was the UROC.  Based on a UROC of 11.3% compared to the target of 12%, the bonus pool was 90% of target.  As CEO, Mr. Waters received the pool average of 90%, or $225,000.

For OneBeacon, including for Mr. Miller, the primary performance objective required to achieve a bonus pool of 100% of target was the achievement of a combined ratio of 96% or better.  OneBeacon’s actual combined ratio was 100.7%.  Other performance goals included the management of expenses in conjunction with OneBeacon’s changing earned premium levels as a result of the sale of its personal lines business, optimizing capital management, ensuring smooth execution of the commercial lines renewal rights sale and the personal lines sale, and effective catastrophe management.  Based on its assessment of OneBeacon’s overall performance in 2010, the OneBeacon Committee established a bonus pool of 80% of target.  It awarded Mr. Miller a cash bonus of $281,300, which equaled 75% of target and was slightly below the overall pool percentage of 80% as more of the pool was allocated to specialty businesses that had strong performance during the year.

Special OneBeacon Bonus

Recognizing the transformational year at OneBeacon through the execution of the commercial lines renewal rights sale and the personal lines sale, along with the return of $326 million to shareholders through dividends and share repurchases, the OneBeacon Committee awarded one-time discretionary bonuses totaling $4.8 million to members of management responsible for effecting those transactions.  Mr. Miller was awarded a discretionary bonus of $1,000,000.

2011 Compensation Actions

New Long-term Incentive Grants and Annual Bonus Targets

In February 2011, the Committee and the OneBeacon Committee made new long-term incentive grants to and established annual bonus target levels for the Named Executive Officers based on the same factors described above with respect to grants made in 2010.

In 2010, the new long-term incentive grants for White Mountains executives (other than Mr. Barrette and operating company executives) were allocated 65% as performance shares and 35% as restricted shares vesting on December 31, 2012.  In 2011, the new long term incentive grants were allocated 50% as performance shares and 50% as restricted shares.  The Committee made this adjustment to further reduce the impact of extreme events, good or bad, on compensation while maintaining good alignment with shareholders.

For each recipient of a WTM performance share grant for the 2011-2013 performance cycle, the Committee established 10% annual growth in intrinsic business value per share as the performance target that would result in a payout of 100% of the target shares.  Annual growth of 3% or less would result in a payout of 0% and annual growth of 17% or more would result in a payout of 200%. To measure growth in intrinsic business value per share, the Committee looks to growth in economic value per share (weighted 50%) and growth in adjusted GAAP book value per share (weighted 50%), in each case including dividends.

OneBeacon Restricted Share Grant for Mr. Miller

The OneBeacon board has reached an agreement with Mr. Miller on incentives to secure his continued services for an extended period of time.  In exchange for foregoing some future performance share allocations, the OneBeacon Committee has proposed to make a one-time grant of OneBeacon restricted shares to Mr. Miller equal to three times the foregone performance shares.  The grant is subject to the approval of the shareholders of OneBeacon.

The proposed grant is comprised of 630,000 OneBeacon restricted shares, and Mr. Miller’s OneBeacon performance share grants would be reduced by 35,000 shares per year for each of the next 6 years (i.e., 210,000 performance shares in total), retroactive to February 2011, if the proposal is approved by shareholders.  25% of the restricted shares will vest on each of February 22, 2014, 2015, 2016 and 2017.  In the event of a change in control, the restricted shares would vest if Mr. Miller was terminated other than for cause, was demoted or suffered a material reduction in his compensation opportunity within 24 months of the change in control.  In addition, the shares would vest following a change in control if Mr. Miller was required to commute to another office for more than 18 months or was required to relocate his principal residence.  If Mr. Miller is terminated without cause, the restricted shares would vest pro-rata for time with a minimum vesting of 50%, taking into account already vested shares, in lieu of any severance payments.  If he voluntarily terminates his employment or is terminated for cause, he would forfeit all unvested shares.

As a recipient of long-term incentive grants from OneBeacon, Mr. Miller is subject to a confidentiality and non-solicitation agreement.  The agreement includes provisions that, for a period of 12 months following the termination of his employment for any reason, prohibit him from soliciting customers or certain potential customers of OneBeacon and from soliciting or hiring its employees.

Clawback Policy

In 2010, the Company adopted a clawback policy applicable to bonuses and long-term incentive awards.  If the Company is required to restate any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated.  If the misconduct was fraud, then in addition to other actions, the Board mandatorily will seek such reimbursement.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. pension plans.  Benefit accruals under all our U.S. qualified pension plans and all our U.S. supplemental pension plans were frozen for all employees in 2002.

Our Named Executive Officers who are not employees of Bermuda-domiciled entities may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation. Investment options in these plans are those available in our 401(k) plans, including White Mountains common shares and OneBeacon common shares.  None of the investment options offered under these plans provides an above-market rate of interest.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan.  We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives.  The primary perquisites include housing allowances in special circumstances and personal use of corporate aircraft.

We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons. The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer.  For tax purposes, we comply with IRS regulations.  We do not “gross-up” our Named Executive Officers for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees.  These plans include medical and health insurance, company paid life insurance (which is currently capped at $150,000 in coverage at our parent company) and charitable gift matching.

Certain Board Fees

Our Named Executive Officers do not receive director fees for serving on the Company’s board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries.  However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees.  We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment and Severance Agreements; Change in Control

We have no long-term employment agreements with our Named Executive Officers although, from time to time, we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company. No such arrangements are in effect with our Named Executive Officers.

At our parent company, severance benefits, if any, are determined by the Committee in its sole discretion.  At our operating subsidiaries, our Named Executive Officers participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives were to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, we generally will consider entering into a one to three year consulting agreement with the executive, which would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

While the Company has no employment or severance agreement with Mr. Barrette, pursuant to the terms of his inducement grant discussed above under “Philosophy”, if Mr. Barrette is terminated without cause, any of these grants that are outstanding but unvested at that time would vest in such circumstance.

We have no standalone change in control agreements with our Named Executive Officers.  However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part.  Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

The stock option and restricted share grants made to Mr. Barrette include provisions pursuant to which such grants vest upon the occurrence of a change in control.  While the Company typically has “double-trigger” change in control provisions in its long-term incentive plans, when originally making the grant to Mr. Barrette, the Committee determined that, in light of the design of Mr. Barrette’s grants and as an inducement to Mr. Barrette, immediate vesting upon a change in control was appropriate.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for compensation paid to employees of White Mountains Insurance Group, Ltd. and, accordingly, the limitation of Section 162(m) of the Internal Revenue Code does not impact compensation paid to our Named Executive Officers who are employees of non-U.S. companies (Messrs. Barrette, Foy and Waters).  However, in the case of Named Executive Officers who are employees of subsidiaries that are organized in the United States (Messrs. Miller and Campbell), Section 162(m) would limit the deductibility of their compensation to $1,000,000 per individual to the extent that such compensation is not “performance-based” as defined in Section 162(m).  The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the deductibility of the bulk of such compensation paid to these Named Executive Officers.  However, the Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such manner better promotes the Company’s interests (such as with a grant of restricted shares).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert P. Cochran, Chairman

A. Michael Frinquelli

Edith E. Holiday

Lowndes A. Smith

Summary Compensation Table

The following table presents compensation in 2010, 2009 and 2008 for the Company’s CEO, CFO and its three other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards Granted (b) ($)	Option Awards Granted ($)		Non-Equity Incentive Plan Compen- sation (e) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (f) ($)	Total ($)
Raymond Barrette	2010	500,000	243,750		889,177	(c)	-	-	90,550	1,723,477
Chairman and CEO	2009	500,000	1,000,000	-	-		-	-	96,173	1,596,173
	2008	500,000	-	-	-		-	-	258,975	758,975

David T. Foy	2010	500,000	232,500	3,065,400	-		-	-	201,715	3,999,615
Executive Vice President and CFO	2009	500,000	1,000,000	3,501,000	-		-	-	82,554	5,083,554
	2008	500,000	-	3,735,000	-		-	-	73,960	4,308,960

Allan L. Waters	2010	500,000	225,000	1,192,100	-		4,353,464	-	10,848	6,281,412
President and CEO of WMRe	2009	500,000	425,000	1,001,675	-		4,179,067	-	9,623	6,115,365
	2008	484,615	307,500	1,481,550	-		-	-	3,692	2,277,357

T. Michael Miller	2010	500,000	2,010,657	1,624,038	16,670	(d)	-	-	91,444	4,242,809
President and CEO of OneBeacon	2009	500,000	3,209,959	1,357,541	-		-	-	135,554	5,203,054
	2008	492,308	468,800	5,019,085	77,791	(d)	1,868,257	-	134,242	8,060,483

Reid T. Campbell	2010	450,000	210,000	2,043,600	-		-	5,338	19,701	2,728,639
Managing Director of	2009	450,000	1,000,000	2,236,750	-		-	2,336	18,054	3,707,140
White Mountains Capital, Inc.	2008	448,077	300,000	2,490,000	-		-	1,827	17,960	3,257,864

(a)

Represents annual incentive bonuses earned for the years ended December 31, 2010, 2009 and 2008. Mr. Miller’s amounts in 2010 and 2009 include retention bonuses of $729,357 and $2,741,159 paid in February 2011 and 2010. Mr. Miller’s amount in 2010 also includes a $1,000,000 discretionary bonus. See “Compensation Discussion and Analysis.”

(b)

For Messrs. Foy, Waters and Campbell, the amounts represent the grant date market value of WTM performance shares granted in 2010, 2009 and 2008 and WTM restricted shares issued in 2010 and 2009. For Mr. Miller, the amounts represent the grant date market value of OB performance shares granted in 2010, 2009 and 2008 and 25,600 OB restricted stock units (“RSUs”) granted in 2008. For all Named Executive Officers, at a maximum payout, the grant date fair value of the performance share awards would be 200% of the amounts included in the table. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(c)

On May 26, 2010, the Company’s shareholders approved modifications to Mr. Barrette’s outstanding Non-Qualified Options. The incremental fair value of the award modifications calculated under ASC Topic 718 was $889,177. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(d)

OneBeacon paid a $2.50 extraordinary dividend in 2010, and the OneBeacon Committee reduced the exercise price of all outstanding option awards by such amount. For Mr. Miller, the incremental fair value of the award modification calculated under ASC Topic 718 was $16,670. OneBeacon also paid a $2.03 extraordinary dividend in 2008, and the OneBeacon Committee reduced the exercise price of all outstanding option awards by such amount. For Mr. Miller, the incremental fair value of the award modification calculated under ASC Topic 718 was $77,791. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(e)	Value of WMRe performance units Mr. Waters earned for the 2008-2010 and 2007-2009 performance cycles and OB performance units Mr. Miller earned for the 2006-2008 performance cycle.

(f)	See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2010, 2009 and 2008:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends ($)	401(k) match ($)	Employee stock ownership plan ($)	Total ($)
Raymond Barrette	2010	-	50,996	29,000	7,350	3,204	90,550
	2009	-	49,619	36,000	7,350	3,204	96,173
	2008	-	78,569	172,000	5,346	3,060	258,975

David T. Foy	2010	179,011	-	12,150	7,350	3,204	201,715
	2009	63,000	-	9,000	7,350	3,204	82,554
	2008	64,000	-	-	6,900	3,060	73,960

Allan L. Waters	2010	-	-	2,425	8,423	-	10,848
	2009	-	-	1,200	8,423	-	9,623
	2008	-	-	-	3,692	-	3,692

T. Michael Miller	2010	-	80,890	-	7,350	3,204	91,444
	2009	-	125,000	-	7,350	3,204	135,554
	2008	-	124,282	-	6,900	3,060	134,242

Reid T. Campbell	2010	-	1,547	7,600	7,350	3,204	19,701
	2009	-	-	7,500	7,350	3,204	18,054
	2008	-	-	8,000	6,900	3,060	17,960

(a)	Represents director fees paid to Mr. Foy by Symetra Financial Corporation.

(b)

Amounts represent the aggregate incremental cost to the Company. For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use. For chartered flights, the incremental cost is the actual cost of the flight.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers during 2010.

				Estimated Future Payouts			Estimated Future Payouts			All Other	All Other
				Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Option
			Non-	Awards (c)(d)			Awards (e)(f)			Awards:	Awards:	Exercise	Grant Date
			Equity							Number of	Number of	or Base	Fair Value
			Incentive							Shares of	Securities	Price of	of Stock
			Plan							Stock or	Underlying	Option	and Option
	Grant	Type of	Awards	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Award	(#)	($)	($)	($)	(#)	(#)	(#)	(g) (#)	(#)	($/sh)	(h) ($)
Raymond Barrette	5/26/10	WTM Non-Qualified Options (a)	-	-	-	-	-	-	-	-	-	-	889,177
David T. Foy	2/24/10	WTM Performance Shares	-	-	-	-	0	5,850	11,700	-	-	-	1,992,510
	2/24/10	WTM Restricted Shares	-	-	-	-	-	-	-	3,150	-	-	1,072,890
Allan L. Waters	2/24/10	WTM Performance Shares	-	-	-	-	0	2,275	4,550	-	-	-	774,865
	2/24/10	WTM Restricted Shares	-	-	-	-	-	-	-	1,225	-	-	417,235
	2/24/10	WMRe Performance Units	2,560	0	3,596,616	-	-	-	-	-	-	-	-
T. Michael Miller	2/23/10	OB Performance Shares	-	-	-	-	0	107,481	214,962	-	-	-	1,624,038
	2/23/10	OB Performance Units	25,000	0	2,500,000	5,000,000	-	-	-	-	-	-	-
	11/16/10	OB Non-Qualified Options (b)	-	-	-	-	-	-	-	-	-	-	16,670
Reid T. Campbell	2/24/10	WTM Performance Shares	-	-	-	-	0	3,900	7,800	-	-	-	1,328,340
	2/24/10	WTM Restricted Shares	-	-	-	-	-	-	-	2,100	-	-	715,260

Footnotes to Grants of Plan-Based Awards Table

(a)

At the 2010 Annual General Meeting of Members held on May 26, 2010, the Company’s shareholders approved the following amendments to Mr. Barrette’s outstanding Non-Qualified Options: (1) extend the term of the Non-Qualified Options by three years to January 20, 2017; (2) freeze the exercise price at $742 per common share; (3) extinguish 75,000 of the 200,000 Non-Qualified Options; and (4) limit the potential in-the-money value of the Non-Qualified Options in excess of $100 million to 50% of the amount in excess of $100 million. The incremental fair value of the award modification calculated under ASC Topic 718 was $889,177. For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC on February 28, 2011 (“Note 11”).

(b)

On November 16, 2010, the OneBeacon Committee reduced the exercise price by $2.50 per share to reflect the special dividend OneBeacon paid in 2010. For Mr. Miller, the incremental fair value of the award modification calculated under ASC Topic 718 was $16,670. For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 11.

(c)

On February 24, 2010, Mr. Waters was granted WMRe performance units for the 2010-2012 performance cycle granted under the White Mountains Re Incentive Plan. Each unit is initially valued at $1,000 and compounds in value based on White Mountains Re’s uroc during the performance period. A uroc of 5% or less (Threshold) would result in no payout. A uroc of 12% would result in a target payout of 100%. A uroc of 19% or more (Maximum) would result in a 200% payout. Payouts for results in between are determined by linear interpolation.

(d)

On February 23, 2010, Mr. Miller was granted OB performance units for the 2010-2012 performance cycle granted under the OneBeacon Incentive Plan. Each unit has a fixed value of $100. An OB adjusted combined ratio of 99% or more (Threshold) would result in no payout. An adjusted combined ratio of 95% would result in a target payout of 100%. An adjusted combined ratio of 91% or lower (Maximum) would result in a 200% payout. Payouts for results in between are determined by linear interpolation.

(e)

On February 24, 2010, Messrs. Foy, Waters and Campbell were granted WTM performance shares for the 2010-2012 performance cycle. Mr. Waters’ grant was granted under the White Mountains Re Incentive Plan. Growth in WTM’s intrinsic business value per share of 4% or less (Threshold) would result in no payout. Growth in intrinsic business value per share of 11% would result in a target payout of 100%. Growth in intrinsic business value per share of 18% or more (Maximum) would result in a payout of 200%. Payouts for results in between are determined by linear interpolation.

(f)

On February 23, 2010, Mr. Miller was granted OB performance shares for the 2010-2012 performance cycle granted under the OneBeacon Incentive Plan. Growth in OB’s book value per share of 5% or less (Threshold) would result in no payout. Growth in book value per share of 12% would result in a target payout of 100%. Growth in book value per share of 19% or more (Maximum) would result in a payout of 200%. Payouts for results in between are determined by linear interpolation.

(g)	On February 24, 2010, Messrs. Foy, Waters and Campbell were granted WTM restricted shares that vest on December 31, 2012.

(h)

Represents the grant date fair value (based on a market price of $340.60 for White Mountains and $15.11 for OneBeacon) as determined in accordance with ASC Topic 718 without regard to forfeitures. Assuming a maximum 200% payout, the grant date fair value of the performance shares granted to Messrs. Foy, Waters, Miller and Campbell would be $3,985,020, $1,549,730, $3,248,076 and $2,656,680.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2010.

		Option Awards (a)(b)					Stock Awards (c)(d)(e)
Name	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond Barrette	WTM Restricted Shares	-	-	-	-	-	22,000	7,383,200	-	-
	WTM Non-Qualified Options	120,000	5,000	-	742.00	1/20/17	-	-	-	-
David T. Foy	WTM Performance Shares	-	-	-	-	-	-	-	14,850	6,526,710
	WTM Restricted Shares	-	-	-	-	-	3,150	1,057,140	-	-
Allan L. Waters	WTM Performance Shares	-	-	-	-	-	-	-	6,225	2,766,045
	WTM Restricted Shares	-	-	-	-	-	1,225	411,110	-	-
T. Michael Miller	OB Performance Shares	-	-	-	-	-	-	-	225,017	5,980,720
	OB Restricted Stock Units	-	-	-	-	-	-	-	8,533	196,693
	OB Non-Qualified Options	185,217	92,609	-	25.47	5/9/2012	-	-	-	-
Reid T. Campbell	WTM Performance Shares	-	-	-	-	-	-	-	9,900	4,351,140
	WTM Restricted Shares	-	-	-	-	-	2,100	704,760	-	-

(a)	Mr. Barrette’s 5,000 unvested Non-Qualified Options to acquire the Company’s common shares vested on January 20, 2011. See “Grants of Plan Based Awards.”
(b)	Mr. Miller’s 92,609 unvested OB Options to acquire OneBeacon common shares vest on November 9, 2011. See “Grants of Plan Based Awards.”
(c)

For Mr. Barrette, stock awards not yet vested at December 31, 2010 represents 7,000 WTM restricted shares that vest on January 20, 2012 and 15,000 WTM restricted shares that vest in three equal annual installments beginning on January 20, 2013. For Messrs. Foy, Waters and Campbell, stock awards not yet vested represent WTM restricted shares that vest on December 31, 2012. Market values are based on the December 31, 2010 closing market price of $335.60.

(d)

Equity incentive plan awards not yet vested at December 31, 2010 include: (1) WTM performance shares granted for the 2010-2012 performance cycle to Mr. Foy (5,850 target performance shares), Mr. Waters (2,275 target performance shares granted under the White Mountains Re Incentive Plan) and Mr. Campbell (3,900 target performance shares), (2) WTM performance shares granted for the 2009-2011 performance cycle to Mr. Foy (9,000 target performance shares), Mr. Waters (3,950 target performance shares granted under the White Mountains Re Incentive Plan) and Mr. Campbell (6,000 target performance shares), (3) OB performance shares granted to Mr. Miller for the 2010-2012 performance cycle (107,481 target OB performance shares) and the 2009-2011 performance cycle (117,536 target OB performance shares) and (4) 8,533 OB RSUs issued to Mr. Miller under the OneBeacon Incentive Plan that remain outstanding. Payout values for WTM performance shares are based on the December 31, 2010 closing market price of $335.60, at an estimated payout of 100% of target for the 2010-2012 performance cycle and 150% of target for the 2009-2011 performance cycle and includes dividends accrued since the grant date. Payout value for OB performance shares are based on the December 31, 2010 closing market price of $15.16, at an estimated payout of 100% of target for the 2010-2012 performance cycle and 173.3% of target for the 2009-2011 performance cycle. The payout value for OB performance shares also includes accumulated dividends of $3.34 for the 2010-2012 performance cycle and compounded dividends of $4.44 for the 2009-2011 performance cycle. Payout value for the OB RSUs is based on the December 31, 2010 closing market price of $15.16 and includes dividends accrued since February 2007 of $7.89.

(e)

Excludes WTM performance shares for the 2008-2010 performance cycle, which expired unearned, and WTM restricted shares that vested on December 31, 2010. Also excludes OB performance shares for the 2008-2010 performance cycle and RSUs that vested in 2010. See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The following table presents stock awards that vested in 2010 for each of the Named Executive Officers.  No option awards were exercised by the Named Executive Officers during 2010.

	Stock Awards
Name	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Raymond Barrette	WTM Restricted Shares	(b)	14,000	4,669,700
David T. Foy	WTM Restricted Shares		9,000	3,020,400
Allan L. Waters	WTM Restricted Shares		1,200	402,720
T. Michael Miller	OB Performance Shares	(c)	138,496	2,270,643
	OB Restricted Stock Units	(d)	14,933	325,323
Reid T. Campbell	WTM Restricted Shares		7,500	2,511,800

(a)	WTM restricted shares valued at market price on date of vesting.

(b)

Represents 7,000 WTM restricted shares that vested on January 20, 2010 and 7,000 WTM restricted shares for which the Compensation Committee accelerated the vesting date from January 20, 2011 to December 31, 2010.

(c)

Represents 202,184 target OB performance shares awarded for the 2008-2010 performance cycle, which became fully vested on December 31, 2010 at 68.5% of target. The value realized on vesting was determined based on the average of the high and low market prices of OB common shares on February 22, 2011, the date the awards were determined by the OneBeacon Committee, plus the special dividend of $2.50 per common share that was paid in 2010.

(d)

Represents 8,533 target OB restricted stock units awarded for both the 2008-2010 and 2007-2009 performance cycles, which became fully vested on December 31, 2010 at 100% and 75% of target, respectively. The value realized on vesting was determined based on the average of the high and low market prices of OB common shares on February 22, 2011, the date the awards were determined by the OneBeacon Committee, plus dividends accrued since February 2007 of $7.89 per common share. Amounts earned with respect to the restricted stock units were mandatorily deferred into a OneBeacon deferred compensation plan with payment scheduled for May 2012.

Pension Benefits

The following table presents the present value of accumulated benefits payable as of December 31, 2010 under the OneBeacon Pension Plan and the OneBeacon Excess Plan (collectively the “OneBeacon Plans”) for the only participating Named Executive Officer.  The table includes the number of years of service credited to the Named Executive Officer, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.  The other Named Executive Officers did not participate in any defined pension plans sponsored by White Mountains.

Name	Plan Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Reid T. Campbell	OneBeacon Plans	1.6	30,772	-

(a)	The OneBeacon Plans were frozen effective December 31, 2002. White Mountains does not sponsor any other defined benefit pension plans.

(b)	Due to the freeze, Mr. Campbell’s number of years of credited service and average annual compensation remain the same as they were on December 31, 2002.

Nonqualified Deferred Compensation

The Named Executive Officers did not participate in any nonqualified deferred compensation plans sponsored by White Mountains in 2010.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no long-term employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company. With respect to Mr. Miller’s cash retention award (see “Compensation Discussion and Analysis”), had he been terminated without cause on December 31, 2010, his award would have vested in an amount of up to $3,000,000. This amount would be reduced by any amounts paid in respect of the 2008-2010 OB performance share cycle.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, may result in unvested stock options becoming exercisable, WTM restricted shares becoming vested and performance shares and performance units becoming payable in full or in part.  Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2010.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2010, their outstanding long-term incentive grants (other than vested stock options) would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Involuntary Termination of Employment

Had any of our Named Executive Officers (other than Mr. Barrette) been terminated without cause on December 31, 2010, their outstanding long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.  In the case of Mr. Barrette, had he been terminated without cause on December 31, 2010, his unvested stock options would have vested and become fully exercisable and his unvested restricted shares would have immediately vested.

Retirement

Had any of our Named Executive Officers retired on December 31, 2010, their outstanding long-term incentive grants (other than vested stock options) would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Death or Disability

Had any of our Named Executive Officers died or become disabled on December 31, 2010, they would have been entitled to pro rata vesting of their performance shares, full vesting of their restricted shares, pro rata vesting of their performance units  and vesting of all or a portion of their unvested stock options.  In addition, Mr. Miller would have been entitled to full vesting of his RSUs.  Under this scenario, Messrs. Barrette, Foy, Waters, Miller and Campbell would have been entitled to receive $9,732,400, $9,331,410, $11,096,932, $7,557,084 and $6,053,140, respectively.

For purposes of computing the amounts above, performance shares and Mr. Miller’s RSUs were valued at the December 31, 2010 common share closing market price ($335.60 for White Mountains and $15.16 for OneBeacon) including cumulative dividends since grant.  Restricted shares were valued at the December 31, 2010 common share closing market price.  WMRe performance units were valued at actual value as of December 31, 2010.  OneBeacon performance units have a value of $100 per unit.  The WTM performance shares would vest pro-rated for time and at 100% of target.  The OneBeacon performance shares would vest pro-rated for time and OneBeacon’s actual performance through the end of 2010 (but at not less than 50%).  The White Mountains Re performance units would vest pro-rated for time and White Mountains Re’s actual performance through the end of 2010. The OneBeacon performance units would vest pro-rated for time and OneBeacon’s actual performance through the end of 2010.  None of the stock options held by our Named Executive Officers were in-the-money at December 31, 2010.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2010, our Named Executive Officers would have been entitled to full vesting of their performance shares at up to 200% of target (except for Mr. Miller’s OneBeacon performance shares that would vest on a pro rata basis and at 100% of target), full vesting of their restricted shares, pro rata vesting of their performance units at up to 200% of target (and at not less than target) and all or a portion of their unvested stock options.  In addition, Mr. Miller would have been entitled to full vesting of his RSUs and total retention award of $3,000,000.  Under this scenario, Messrs. Barrette, Foy, Waters, Miller and Campbell would have been entitled to receive up to $9,732,400, $19,216,560, $14,838,895, $11,465,866 and $12,643,240, respectively.

For purposes of computing the amounts above, performance shares and Mr. Miller’s RSUs were valued at the December 31, 2010 common share closing market price ($335.60 for White Mountains and $15.16 for OneBeacon) including cumulative dividends since grant.  Restricted shares were valued at the December 31, 2010 common share closing market price.  White Mountains Re performance units were valued as of September 30, 2010.  OneBeacon performance units have a value of $100 per unit.  The WTM performance shares are valued at 200% of target.  The OneBeacon performance shares and performance units would vest pro-rated for time and at 100% of target.  The White Mountains Re performance units would vest pro-rated for time and at actual performance through the end of 2010 (but at not less than 100%).  None of the stock options held by our Named Executive Officers were in-the-money at December 31, 2010.

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

The following table summarizes director compensation for 2010 (for directors other than Named Executive Officers):

Director	Fees Paid (b) ($)	Stock Awards (c) (f)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (d) ($)	Total ($)
Bruce R. Berkowitz (a)	4,000	-	-	-	-	-	4,000
Yves Brouillette	153,000	30,989	-	-	-	-	183,989
Howard L. Clark, Jr.	149,000	30,989	-	-	-	-	179,989
Robert P. Cochran	167,000	30,989	-	-	-	-	197,989
Morgan W. Davis	116,000	30,989	-	-	-	211,000	357,989
A. Michael Frinquelli	210,000	30,989	-	-	-	-	240,989
George J. Gillespie, III	110,000	30,989	-	-	-	-	140,989
John D. Gillespie (e)	120,000	30,989	-	-	-	13,261	164,250
Edith E. Holiday	181,000	30,989	-	-	-	-	211,989
Lowndes A. Smith	262,000	30,989	-	-	-	727,397	1,020,386

(a)	On April 27, 2010, Mr. Berkowitz resigned from the board.

(b)

Named Executive Officers do not receive any additional compensation for their role as a director. Each director is provided a $100,000 annual cash retainer. Additional cash retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Audit Committee ($100,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers relate to the twelve-month period from May 2010 through April 2011, inclusive, and are typically pro-rated for partial year service. Each director received Board and Board committee meeting fees of $4,000 per meeting when such meetings were attended in person and $2,000 per meeting when such meetings were attended by telephone.

(c)	On May 26, 2010, all non-management directors received an annual grant of 100 common shares valued at $309.89 per share, the market price on such date.

(d)

All other compensation shown for Mr. Davis includes $91,000 in director compensation paid to him as a director of OneBeacon, $80,000 in director compensation paid to him as a director of Answer Financial, Inc. and $40,000 in director compensation paid to him as a director of Esurance. Amount shown for Mr. Gillespie represents $13,261 for personal use of corporate aircraft (which is valued at White Mountains’ aggregate incremental operating cost). Amount shown for Mr. Smith represents $284,500 in director compensation paid to him in cash and OneBeacon shares as Chairman of OneBeacon and $442,897 in director compensation paid to him as Chairman of Symetra Financial Corporation.

(e)

Pursuant to a consulting agreement, Prospector was granted 9,600 performance shares for the 2008-2010 performance cycle, of which none were earned, 10,800 performance shares for the 2009-2011 performance cycle and 9,200 performance shares for the 2010-2012 performance cycle. Amounts related to Prospector’s performance shares have not been included in this table. See “Transactions with Related Persons, Promoters and Certain Control Persons.”

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Prospector

Mr. John Gillespie is the founder and Managing Member of Prospector.  Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WM Advisors on behalf of White Mountains and other clients of WM Advisors.

Pursuant to an investment management agreement with WM Advisors (the “WMA Agreement”),  Prospector charged WM Advisors fees based on the following schedule: 100 basis points on the first $200 million of assets under management; 50 basis points on the next $200 million; and 25 basis points on amounts over $400 million.  At December 31, 2010, Prospector managed a total of approximately $282 million of assets for White Mountains (excluding any OneBeacon assets) under this arrangement.

Prospector has a separate investment management agreement with OneBeacon (the “OneBeacon Agreement”) pursuant to which Prospector supervises and directs specified assets, primarily equity securities, including assets in OneBeacon’s defined benefit and defined contribution plans (the “ERISA Assets”).  The fee schedule under the OneBeacon Agreement is identical to the WMA Agreement fee schedule.  At December 31, 2010, Prospector managed approximately $549 million of assets for OneBeacon under this arrangement, including $245 million of ERISA Assets.

During 2010, Prospector earned $7 million in total fees pursuant to the WMA Agreement and the OneBeacon Agreement.

Prospector also advises White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. Pursuant to a Consulting Agreement for those services, Prospector was granted 8,500 performance shares for the 2011-2013 performance cycle, 9,200 performance shares for the 2010-2012 performance cycle and 10,800 performance shares for the 2009-2011 performance cycle.  In accordance with the terms of the WTM Incentive Plan, performance against target governing the performance shares will be confirmed by the Compensation Committee of the Board following the end of each performance cycle and the number of performance shares actually awarded at that time will range from 0% to 200% of the target number granted.  Based on the Company’s performance, Prospector received no payment with respect to 9,600 performance shares that had been granted for the 2008-2010 performance cycle.  Unless and until the Consulting Agreement has been terminated, and subject to the approval of the Compensation Committee, at the beginning of each performance cycle Prospector is to be granted performance shares with a value of approximately $4.5 million.  The Compensation Committee establishes the performance target for such performance shares.

Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains 6% of the revenues in excess of $500,000 of certain of Prospector’s funds in return for White Mountains having made a founding investment in 1997.  During 2010, White Mountains earned $0.7 million under this arrangement.

At December 31, 2010, White Mountains had $110 million invested in limited partnership investment interests managed by Prospector.  (This total includes $43 million of OneBeacon assets.)  In addition, Messrs. Barrette, Davis, George Gillespie, John Gillespie and Waters, each a director of the Company, and Mr. Campbell, an executive officer of the Company, owned limited partnership investment interests managed by Prospector as of such date.

Franklin Mutual Advisers

On January 7, 2011, the Company agreed to repurchase 140,000 WTM common shares from mutual funds managed by Franklin Mutual Advisers.  The price per share was $342.50, which was $2.50 less than the market price at the time the agreement was reached.

Other relationships and transactions

Mr. Clark, a director of the Company, has been Vice Chairman of Barclays Capital since 2008. Barclays has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

Mr. George Gillespie, a director of the Company, serves as Special Counsel to CS&M.  CS&M performs legal services for the Company.

Mr. John Gillespie, a director of the Company, indirectly through general and limited partnership interests holds a 33% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”).  Two of the Company’s indirect subsidiaries, OneBeacon Professional Insurance (“OBPI”) and White Mountains Specialty Underwriting, Inc. (“WMSUI”), had previously borrowed approximately $8 million and $7 million, respectively, from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”).  The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers.  Both loans were repaid in full during 2006.  The loans were qualifying investments which generated tax credits to be shared equally between Fund III on the one hand and OBPI and WMSUI on the other.  As a result of his interest in Fund III, during 2009, Mr. Gillespie generated approximately $0.5 million in such tax credits.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors its deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction.  For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2010, the Audit Committee approved all Transactions with Related Persons occurring since the beginning of the Company’s calendar year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to the common shares that may be issued under White Mountains’ existing incentive compensation plans.  Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Board or a Committee of the Board.  For that reason, these plans are listed in the Equity Compensation Plan Table below.  Grants of phantom performance shares made under subsidiary incentive plans (which are payable in cash) and grants made under the OneBeacon Incentive Plan (which are payable in OneBeacon common shares) are excluded from this table.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			498,200 (a)

Performance shares	149,997	$ 0

(a)

Under NYSE rules, common shares remain available for issuance when the Company pays cash or establishes deferred compensation balances in the settlement of its performance share obligations (which is typically the case) rather than issuing common shares. However, the Compensation Committee has taken a more conservative approach by counting the number of performance shares granted at “target” against the WTM Incentive Plan inventory. Under the Company’s approach, as of April 6, 2011, 192,104 common shares remained available for grant at target under the WTM Incentive Plan, which could result in up to 384,208 common shares being issued.

Audit Committee Report

In connection with the audit of the Company’s financial statements for the year ended December 31, 2010, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2010 and 2009 (as presented herein) are compatible with maintaining their independence.  Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2011 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting.  The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”).  In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC.  In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities.  The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Lowndes A. Smith, Chairman

Yves Brouillette

A. Michael Frinquelli

Edith E. Holiday

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC.  Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.  All services performed by PwC during 2010 and 2009 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2010 and 2009 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation.  From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2010 and 2009:

	2010 (e)	2009 (e)

Audit Fees (a)	$ 4,168,116	$ 4,483,330

Audit-Related Fees (b)	720,384	440,791

Tax Fees (c)	533,734	877,735

All Other Fees (d)	74,841	40,846

(a)

The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries that are required by statute or regulation, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents.

(b)

The fees in this category were for professional services rendered in connection with (1) accounting and reporting consultations, (2) employee benefit plan audits, (3) services related to certain transactions (primarily the OneBeacon personal lines transaction in 2010), (4) agreed upon procedures and (5) other regulatory requirements.

(c)	The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)

The fees in this category were for (1) advisory services in connection with new international regulatory requirements (2) advisory services in connection with the establishment of international operations (3) access to PwC’s proprietary technical research and tax filing software (4) advisory services in connection with the regulatory, tax and accounting treatment of equalization and safety reserves, and (5) translation services.

(e)	The fees reported include expense reimbursements of $223,979 and $277,868 in 2010 and 2009, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2010 and prior years except for: 1) each non-management director was late in filing Form 4 in respect to their annual grant of 100 common shares on May 26, 2010, and 2) Gary C. Tolman, President and CEO of Esurance Holdings, Inc., was late in filing Form 4 in respect of his acquisition of 370 phantom shares from the Company in connection with his deferral of an incentive compensation payment on March 6, 2007.

PROPOSAL 2

ELECTION OF DIRECTORS OF

SIRIUS INTERNATIONAL INSURANCE CORPORATION

Bye-law 76 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda or any other company designated by the Board, such as WMRe Sirius, be elected by the Company’s Members.

Proposal 2 calls for the election of Messrs. Brian E. Kensil (age 53, CFO of WMRe), Göran A. Thorstensson (age 64, President and CEO of WMRe Sirius), and Waters and Ms. Eivor A. Pettersson (age 56, by appointment of WMRe Sirius’ employee union), to the Board of Directors of WMRe Sirius.

None of the director nominees will receive any compensation for their services as a director of WMRe Sirius.

The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of WMRe Sirius.

PROPOSAL 3

ELECTION OF DIRECTORS OF

SCANDINAVIAN REINSURANCE COMPANY LTD.

Bye-law 76 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as Scan Re, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 3 calls for the election of Messrs. Warren J. Trace (age 54, President and CEO of White Mountains Re Bermuda Ltd.), and Waters and Ms. Christine H. Repasy (age 54, Managing Director and General Counsel of WMRe) to the Board of Directors of Scan Re.

None of the director nominees will receive any compensation for their services as a director of Scan Re.

The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of Scan Re.

PROPOSAL 4

ELECTION OF DIRECTORS OF

WHITE MOUNTAINS RE BERMUDA, LTD.

Bye-law 76 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as WMRe BDA or any other company designated by the Board, be elected by the Company’s Members.

Proposal 4 calls for the election of Messrs. Jeffrey W. Davis (age 46, Chief Actuary of WTM and WMRe), Kensil, Trace and Waters and Ms. Repasy to the Board of Directors of WMRe BDA.

None of the director nominees will receive any compensation for their services as a director of WMRe BDA.

The Board recommends a vote FOR Proposal 4 which calls for the election of the director nominees of WMRe BDA.

PROPOSAL 5

ELECTION OF DIRECTORS OF

WHITE MOUNTAINS LIFE REINSURANCE (BERMUDA) LTD.

Bye-law 76 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as WM Life Re, or any other company designated by the Board, be elected by the Company’s Members.  WM Life Re was formed to pursue opportunities in life reinsurance.

Proposal 5 calls for the election of Messrs. Barrette, David T. Foy (age 44, CFO of WTM), and Trace and Ms. Jennifer Pitts (age 45, Corporate Secretary of WTM), to the Board of Directors of WM Life Re.

None of the director nominees will receive any compensation for their services as a director of WM Life Re.

The Board recommends a vote FOR Proposal 5 which calls for the election of the director nominees of WM Life Re.

PROPOSAL 6

ELECTION OF DIRECTORS OF

WHITE SHOALS RE LTD.

Bye-law 76 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, such as WSRe, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 6 calls for the election of Messrs. Trace and Waters and Ms. Repasy to the Board of Directors of WSRe.

None of the director nominees will receive any compensation for their services as a director of WSRe.

The Board recommends a vote FOR Proposal 6 which calls for the election of the director nominees of WSRe.

PROPOSAL 7

ELECTION OF DIRECTORS OF

ANY NEW NON-UNITED STATES OPERATING SUBSIDIARY

Bye-law 76 of the Company provides that the Board of Directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, or any other company designated by the Board, be elected by the Company’s Members.

Proposal 7 calls for the election of Messrs. Barrette, Foy and Trace and Ms. Pitts to the Board of Directors of any wholly-owned, non-United States operating subsidiary that may be formed by the Company in the future.

None of the nominees will receive any compensation for their services as a director of any such company.

The Board recommends a vote FOR Proposal 7 which calls for the election of the director nominees of any new non-United States operating subsidiary.

PROPOSAL 8

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, we are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation”. You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s proxy statement dated April 6, 2011, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the company’s primary goal of maximizing shareholder value over long periods of time, as well as motivating and retaining our key executives.  The compensation of our named executive officers is heavily weighted toward variable long-term compensation the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 12 of this proxy statement, as well as the 2010 summary compensation table and related compensation tables and narrative, beginning on page 21, which provide detailed information on the company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 8 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 9

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934, in this Proposal 9 we are asking you to vote on whether future advisory votes on named executive officer compensation should occur every year, every two years or every three years.  You are able to specify one of four choices on your proxy card: one year, two years, three years or abstain.  You are not voting to approve or disapprove the Board’s recommendation.  This advisory vote on the frequency of future advisory votes on executive compensation is non-binding.

The Board understands that there are differing views as to what is an appropriate frequency for advisory votes on executive compensation.  After carefully considering the alternatives, the Board is recommending that you vote for holding the advisory vote on executive compensation every three years.  Because the primary goal of the Company’s executive compensation policies and practices is to maximize shareholder value over long periods of time, the Board believes that bringing a multiyear perspective to an evaluation of the company’s executive compensation policies and practices will allow a more meaningful assessment.  Also, the bulk of executive compensation is tied to three-year performance periods, which align well with a vote every three years.  An annual vote could lead to undue emphasis on annual changes in performance and compensation, rather than a longer term perspective, which the Board believes is more appropriate.

The Board recommends that you vote for the option “3 YRS” for the frequency of future advisory votes on executive compensation.

PROPOSAL 10

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2011.  Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service.  Representatives from PwC will attend the 2011 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 10 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2011.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies.  Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment.  The Board knows of no other matters which are to be considered at the 2011 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be deemed elected.  The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2011 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., P.O. Box 43023, Providence, Rhode Island 02940-3023, has been appointed as Inspectors of Election for the 2011 Annual Meeting.  Representatives of Computershare will attend the 2011 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview.  Solicitation costs will be paid by the Company.  Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each Member will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act.  In accordance therewith, the Company files reports, proxy statements and other information with the SEC.  The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board.  Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda, telephone number (441) 278-3160.  Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Availability of Proxy Materials

Proxy materials for the 2011 Annual General Meeting, including the Chairman’s Letter, Notice of 2011 Annual General Meeting of Members and Proxy Statement, 2010 Management Report, and Form 10-K are available online for viewing and downloading at: www.edocumentview.com/wtm

Offices of the Company

The Company’s headquarters is located at 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755 and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2012 Annual Meeting of Members

Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 8) must be received in writing by the Secretary of the Company no later than Thursday, December 1, 2011 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2012.

By Order of the Board of Directors,

Jennifer L. Pitts,

Corporate Secretary

1 U P + X Annual Meeting Proxy Card +. 01BCFD Notice of the 2011 Annual Meeting of Shareholders Raymond Barrette and Robert P. Cochran, or any of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2011 Annual General Meeting of Members to be held Thursday, May 26, 2011, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxyholders subject to any directions indicated on the reverse of this card. If no directions are given, the proxyholders will have authority to vote FOR the Election of all director nominees (proposals 1 to 7), FOR proposals 8 and 10, and EVERY 3 Yrs. for proposal 9. In their discretion, the proxyholders are hereby authorized to vote upon such other business as may properly come before the meeting. Non-Voting Items A Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED ABOVE IN THE TITLE BAR. Proxies received by the internet or telephone must be received by 11:59 PM EST on May 25, 2011. Electronic Voting Instructions Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/WTM • Follow the steps outlined on the secured website. PLEASE REFER BELOW FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

B Issues

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - Yves Brouillette	☐	☐
03 - John D. Gillespie	☐	☐

2. Election of Directors of Sirius International Insurance Corporation.

	For	Withhold
01 - Brian E. Kensil	☐	☐
02 - Eivor A. Pettersson	☐	☐
03 - Göran A. Thorstensson	☐	☐
04 - Allan L. Waters	☐	☐

3. Election of Directors of Scandinavian Reinsurance Company Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

	For	Withhold
01 - Jeffrey W. Davis	☐	☐
02 - Brian E. Kensil	☐	☐
03 - Christine H. Repasy	☐	☐
04 - Warren J. Trace	☐	☐
05 - Allan L. Waters	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David T. Foy	☐	☐
03 - Jennifer L. Pitts	☐	☐
04 - Warren J. Trace	☐	☐

6. Election of Directors of White Shoals Re Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David T. Foy	☐	☐
03 - Jennifer L. Pitts	☐	☐
04 - Warren J. Trace	☐	☐

C 1234567890 JNT

1 U P X 1 1 4 3 6 2 1

01BCFD

9. Advisory vote on the frequency of future advisory votes on executive compensation. EVERY; 1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain 10. Approval of the appointment of PricewaterhouseCoopers LLP (PwC) as the Company’s Independent Registered Public Accounting Firm for 2011. Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD. + 01BCFD Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Issues B For Withhold 02 - Yves Brouillette 01 - Raymond Barrette 03 - John D. Gillespie 04 - Warren J. Trace 01 - Raymond Barrette 02 - Eivor A. Pettersson 01 - Brian E. Kensil 04 - Allan L. Waters 03 - Göran A. Thorstensson 03 - Christine H. Repasy 02 - Brian E. Kensil 01 - Jeffrey W. Davis 04 - Warren J. Trace For Withhold For Withhold For Withhold For Against Abstain 7. Election of Directors for Any New Non-United States Operating Subsidiary. 8. Approval of the advisory resolution on executive compensation. 1. Election of Class II Directors to a term ending in 2014. 2. Election of Directors of Sirius International Insurance Corporation. 4. Election of Directors of White Mountains Re Bermuda Ltd. 5. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 02 - David T. Foy 03 - Jennifer L. Pitts For Withhold 04 - Warren J. Trace 01 - Raymond Barrette 02 - David T. Foy 03 - Jennifer L. Pitts Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1 U P + X 05 - Allan L. Waters 03 - Allan L. Waters 02 - Warren J. Trace 01 - Christine H. Repasy For Withhold 3. Election of Directors of Scandinavian Reinsurance Company Ltd. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. C 01 - Christine H. Repasy For Withhold 6. Election of Directors of White Shoals Re Ltd. 02 - Warren J. Trace 03 - Allan L. Waters 1 1 4 3 6 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T

1 U P + X Annual Meeting Proxy Card + 01BCGD Notice of the 2011 Annual Meeting of Shareholders Raymond Barrette and Robert P. Cochran, or any of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2011 Annual General Meeting of Members to be held Thursday, May 26, 2011, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxyholders subject to any directions indicated on the reverse of this card. If no directions are given, the proxyholders will have authority to vote FOR the Election of all director nominees (proposals 1 to 7), FOR proposals 8 and 10, and EVERY 3 Yrs. for proposal 9. In their discretion, the proxyholders are hereby authorized to vote upon such other business as may properly come before the meeting. IMPORTANT ANNUAL MEETING INFORMATION

+

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD.

A Issues

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - Yves Brouillette	☐	☐
03 - John D. Gillespie	☐	☐

2. Election of Directors of Sirius International Insurance Corporation.

	For	Withhold
01 - Brian E. Kensil	☐	☐
02 - Eivor A. Pettersson	☐	☐
03 - Göran A. Thorstensson	☐	☐
04 - Allan L. Waters	☐	☐

3. Election of Directors of Scandinavian Reinsurance Company Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

	For	Withhold
01 - Jeffrey W. Davis	☐	☐
02 - Brian E. Kensil	☐	☐
03 - Christine H. Repasy	☐	☐
04 - Warren J. Trace	☐	☐
05 - Allan L. Waters	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David T. Foy	☐	☐
03 - Jennifer L. Pitts	☐	☐
04 - Warren J. Trace	☐	☐

6. Election of Directors of White Shoals Re Ltd.

	For	Withhold
01 - Christine H. Repasy	☐	☐
02 - Warren J. Trace	☐	☐
03 - Allan L. Waters	☐	☐

	For	Withhold
01 - Raymond Barrette	☐	☐
02 - David T. Foy	☐	☐
03 - Jennifer L. Pitts	☐	☐
04 - Warren J. Trace	☐	☐

1 U P X 1 1 4 3 6 2 2 +

01BCGD

Proxy - WHITE MOUNTAINS INSURANCE GROUP, LTD. + 01BCGD Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. B Issues A For 02 - Yves Brouillette 01 - Raymond Barrette 03 - John D. Gillespie 02 - Eivor A. Pettersson 01 - Brian E. Kensil 04 - Allan L. Waters 03 - Göran A. Thorstensson 03 - Christine H. Repasy 02 - Brian E. Kensil 01 - Jeffrey W. Davis 04 - Warren J. Trace For Withhold For Withhold 1. Election of Class II Directors to a term ending in 2014. 2. Election of Directors of Sirius International Insurance Corporation. 4. Election of Directors of White Mountains Re Bermuda Ltd. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 1 U P + X 05 - Allan L. Waters 03 - Allan L. Waters 02 - Warren J. Trace 01 - Christine H. Repasy For Withhold 3. Election of Directors of Scandinavian Reinsurance Company Ltd. Withhold 04 - Warren J. Trace 01 - Raymond Barrette For Withhold 5. Election of Directors of White Mountains Life Reinsurance (Bermuda) Ltd. 02 - David T. Foy 03 - Jennifer L. Pitts 01 - Christine H. Repasy For Withhold 6. Election of Directors of White Shoals Re Ltd. 02 - Warren J. Trace 03 - Allan L. Waters 9. Advisory vote on the frequency of future advisory votes on executive compensation. EVERY; 1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain 10. Approval of the appointment of PricewaterhouseCoopers LLP (PwC) as the Company’s Independent Registered Public Accounting Firm for 2011. For Against Abstain 7. Election of Directors for Any New Non-United States Operating Subsidiary. 8. Approval of the advisory resolution on executive compensation. For Withhold 04 - Warren J. Trace 01 - Raymond Barrette 02 - David T. Foy 03 - Jennifer L. Pitts 1 1 4 3 6 2 2